Exhibit 10.4

July 14, 2007

Mr. Young Sohn

Re: Offer of Employment

Dear Young,

On behalf of Inphi Corporation (“Inphi” or the “Company”), we are pleased to offer you full-time employment as CEO in our Westlake Village, CA facility reporting to the Chairman of the Board, subject to the following terms and conditions.

Cash Compensation/Benefits

Your starting base salary annualized will be $250,000 per year paid on a bi-monthly payroll schedule.

In addition, you will be eligible for Inphi standard benefits including health, dental, vision, life insurance, vacation and sick leave with an optional 401(k) plan.

In the event that Inphi undergoes a corporate transaction and you are subject to involuntary termination, you will receive one year of benefits and salary coverage.

In the event that you are subject to involuntary termination, you will receive one year of benefits coverage.

Inphi Corporation 2393 Townsgate Road, #101 Westlake Village, CA (v) 805.446.5100 (f) 805.446.5191

Commuting Allowance

Inphi recognizes that you will maintain your primary residence in the Bay Area during your employment and commute during the work week to Inphi in Westlake Village, CA. Inphi will provide a housing allowance of $4,167.67 per month ($50,000 annually) during your employment for a residence in Southern California. All weekly airline costs to travel to and from your home in the Bay Area and Southern California will be paid by the company. You will provide your own automobile in Southern California and bear those expenses yourself.

Equity

Contingent on approval by the Company’s Board of Directors, you will receive an incentive stock option package consisting of options to purchase shares of the Company’s Common Stock equal to 2,848,310 shares of common shares subject to Board of Directors approval. The grant date and option price will be established on the date the Board of Directors grants the options to you pursuant to the Company’s Stock Option/Stock Issuance Plan (the “Plan”). Provided you remain in the service of the Company (as defined in the Plan), the option will vest four year period with one-fourth (25%) of the shares vesting on the date that is one year after the commencement of your service as an employee of the Company and the remaining shares vesting in a series of 36 equal monthly installments upon your completion of each month of service thereafter. Any shares purchased pursuant to the option will be subject to a right of first refusal in favor of the Company, and any shares that you decide to purchase before you become vested in the underlying option shall be subject to repurchase by the Company if your employment with the company terminates. All of the terms discussed above are described in, and your option shall be governed by the provisions of, the Stock Option/Stock Issuance Plan and the related documentation that you will receive.

Subject to the approval of the Board of Directors, you will be offered accelerated vesting of such shares following your termination after a corporate transaction in a form substantially similar to the form attached to this letter.

Young, as discussed if there is an acquisition before IPO that incurs substantial dilution to everyone, we will work to increase your equity ownership but not necessarily all the way up to 6%. The idea here is that the acquisition will increase the value of Inphi such that even with dilution, investors and employees will still retain most of their equity value.

“At Will” Employment

Employment with the Company is “at-will”. This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title and responsibility and reporting level, compensation and benefits, as well as the Company’s

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personnel policies and procedures, may be changed with or without notice at any time in the sole discretion of the Company. This “at-will” nature of your employment shall remain unchanged during your tenure as an employee and may not be changed, except in an express writing signed by you and by the Company’s Chairman of the Board of Directors.

Full-time Services to The Company

The Company requires that, as a full-time employee, you devote your full business time, attention, skills and efforts to the tasks and duties of your position as assigned by the Company. The Company recognizes that you currently have board obligations at ARM Holdings and Cymer as well as providing an advisory role at Panorama Capital. If you wish to request consent to provide services (for any or no form of compensation) to any other person or business entity while employed by the Company, please contact the Company’s Chairman of the Board of Directors.

Confidential Information

Inphi was formed on the principles of working hard, doing things the right way and treating each project and customer as the top priority. We expect the highest quality and level of personal commitment from each employee. We are hiring people with the right skills and qualifications, not based upon any specific knowledge you may have obtained about potential products, clients or industries. For that reason, if you signed a confidentiality agreement with a previous employer, you should read it and honor it Inphi does not permit the use of trade secret information belonging to others or the violation of any agreements to keep information confidential. You must also sign a confidentiality and proprietary information agreement at the start of your employment with Inphi,

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

As required by law, your ability to provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	Your signed agreement to, and ongoing compliance with, the terms of the enclosed Proprietary Information and Inventions Agreement without modification.

•

Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned no later than July 15, 2007, after which time offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your

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providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

Entire Agreement

If you accept this offer, this letter and the written agreements referenced in this letter shall constitute the complete agreement between you and the Company with respect to the initial terms and conditions of your employment. Any representations not contained in this letter, or contrary to those contained in this letter (whether written or oral), that may have been made to you are expressly cancelled and superceded by this offer, Except as otherwise specified in this letter, the terms and conditions of your employment pursuant to this letter may not be changed, except by a writing issued by Human Resources.

We look forward to you accepting this offer and a mutually rewarding relationship. As with all-important decisions, you should make a decision concerning this offer based on your own independent investigation and judgment concerning the Company and its future prospects.

If you accept this offer, please date and sign below, on the enclosed copy of this letter and return it to me no later than July 15, 2007. You will be provided with an original copy for you to retain in your records. You should bring your INS Form I-9 required identification, and proof of authorization to work with you on your first day of employment

Your starting date will be July 16th, 2007 per our discussions.

If you have any questions regarding this offer letter, please feel free to me directly at [REDACTED].

Sincerely,

Dado Banatao

Chairman of the Board

I accept the above offer, and request to begin employment on July 16th, 2007 per our discussion.

Date July 19, 2007
Signature

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ADDENDUM

TO

STOCK ISSUANCE AGREEMENT

The following provisions are hereby incorporated into, and are hereby made a part of, that certain Stock Issuance Agreement (the “Issuance Agreement”) by and between INPHI Corporation (the “Corporation”) and Young Sohn (“Participant”) evidencing the shares of Common Stock purchased on this date by Participant under the Corporation’s 2000 Stock Option/Stock Issuance Plan, and such provisions shall be effective immediately. All capitalized terms in this Addendum, to the extent not otherwise defined herein, shall have the meanings assigned to such terms in the Issuance Agreement.

INVOLUNTARY TERMINATION FOLLOWING

CORPORATE TRANSACTION

1. To the extent the Repurchase Right is assigned to the successor corporation (or parent thereof) in connection with a Corporate Transaction, no accelerated vesting of the Purchased Shares shall occur upon such Corporate Transaction, and the Repurchase Right shall continue to remain in full force and effect in accordance with the provisions of the Issuance Agreement. Participant shall, over his or her period of Service following the Corporate Transaction, continue to vest in the Purchased Shares in one or more installments in accordance with the provisions of the Issuance Agreement. However, upon an Involuntary Termination of Participant’s Service within eighteen (18) months following the Corporate Transaction, the Repurchase Right shall terminate automatically, and all the Purchased Shares shall immediately vest in full at that time. Any unvested escrow account maintained on Participant’s behalf pursuant to Paragraph D.5 of the Issuance Agreement shall also vest at the time of such Involuntary Termination and shall be paid to Participant promptly thereafter.

2. For purposes of this Addendum, the following definitions shall be in effect:

An Involuntary Termination shall mean the termination of Participant’s Service by reason of:

(a) Participant’s involuntary dismissal or discharge by the Corporation for reasons other than for Misconduct, or

(b) Participant’s voluntary resignation following (A) a change in his or her position with the Corporation (or Parent or Subsidiary employing Participant) which materially reduces his or her duties and responsibilities or the level of management to which he or she reports, (B) a reduction in Participant’s level of compensation (including base salary, fringe benefits and target bonus under any corporate-performance based incentive programs) by more than fifteen percent (15%) or (C) a relocation of Participant’s place of employment by more than fifty (50) miles, provided and only if such change, reduction or relocation is effected by the Corporation without Participant’s consent.

Misconduct shall mean the termination of Participant’s Service by reason or Participant’s commission of any act of fraud, embezzlement or dishonesty, any unauthorized use or disclosure by Participant of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by Participant adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of the Participant or any other individual in the Service of the Corporation (or any Parent or Subsidiary).

IN WITNESS WHEREOF, INPHI Corporation has caused this Addendum to be executed by its duly-authorized officer as of the Effective Date specified below.

INPHI CORPORATION

By:

Title:

EFFECTIVE DATE:                     ,

2.

[Inphi Corporation]

June 7, 2010

Young Sohn

<ADDRESS>

<ADDRESS>

Re: Amendment of Offer Letter for Compliance with Section 409A

Dear Young:

This Amendment (the “Amendment”) amends the terms and conditions of the letter agreement by and between Inphi Corporation (the “Company”) and you dated July 14, 2007 (the “Agreement”) to conform to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

Benefits payable under the Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A in accordance with one or more of the exemptions available thereunder. In this regard, each such payment that is made in a series of scheduled installments shall be deemed a separate payment for purposes of Section 409A. To the extent that any benefits payable under the Agreement are or become subject to Section 409A due to a failure to qualify for such an exemption, the Agreement is intended to comply with the applicable requirements of Section 409A and any ambiguities shall be interpreted and administered in a manner consistent with the foregoing statement of intent.

For purposes of clarification, any severance consisting of salary coverage payable to you under the Agreement shall be payable in accordance with the Company’s regular payroll schedule commencing at the time of your termination of employment. However, notwithstanding anything to the contrary in the Agreement, if you are a “specified employee” within the meaning of Section 409A at the time of your termination of employment, then any payment or benefit otherwise due to you on or within the six (6) month period following your termination that is not exempt from Section 409A will accrue during such six (6) month period and will become payable in a lump sum on the date six (6) months and one (1) day following the date of your termination of employment to the extent such delayed payment is required to avoid a prohibited distribution under Section 409A. All subsequent payments or benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

Your date of termination of employment for purposes of determining the date that any payment or benefit that is treated as deferred compensation subject to Section 409A is to be paid or provided (or in determining whether an exemption to such treatment applies), and for purposes of determining whether you are a “specified employee” on the date of termination, shall be the date on which you have incurred a “separation from service” as defined under Section 409A.

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit by the Company is determined to be subject to Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement in any other taxable year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

Except as amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect. This Amendment and the Agreement constitute the complete and entire agreement among the parties relating to the subject matter thereof, and there are no prior or contemporaneous oral or written representations, promises or agreements not expressly set forth therein. This Amendment may not be modified in any respect except by a writing dated and signed by the parties hereto.

If you accept the terms and conditions of this Amendment as set forth above, please sign and date this Amendment and return it to me by June 7, 2010.

Best regards,

Inphi Corporation

By:	/s/ John Edmunds
Name:	John Edmunds
Title:	Chief Financial Officer
Date:	June 7, 2010

Accepted and agreed:

/s/ Young Sohn
Young Sohn

Date: June 7, 2010